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                                                                      Exhibit 12

                               ArvinMeritor, Inc.
                    Computation of Earnings to Fixed Charges
                     Twelve Months Ended September 30, 2004

Earnings Available for Fixed Charges:
 Pre-tax income from continuing operations                  $ 179
Adjustments:
 Equity in earnings (losses) of affiliates plus dividends
 from affiliates                                               (4)
                                                            -----
                                                              175
Add fixed charges included in earnings:
 Interest expense                                             107
 Interest element of rentals                                   11
                                                            -----
   Total                                                      118
                                                            -----
 Total earnings available for fixed charges:                $ 293
                                                            -----
Fixed Charges:
 Fixed charges included in earnings                         $ 118
 Capitalized interest                                          --
                                                            -----
 Total fixed charges                                        $ 118
                                                            -----
 Ratio of Earnings to Fixed Charges (1)                      2.48
                                                            =====

1 = "Earnings" are defined as pre-tax income from continuing operations, adjusted for undistributed earnings of less than majority owned subsidiaries and fixed charges excluding capitalized interest. "Fixed charges" are defined as interest on borrowings (whether expensed or capitalized), the portion of rental expense applicable to interest, and amortization of debt issuance costs.